Filed Pursuant to Rule 424(b)(3)
File No. 333-205621

PROSPECTUS

Offer to Exchange

Up to $200,000,000 Principal Amount of

8.000% Senior Notes due 2020 (CUSIP Nos. 665531 AC3 and U66499 AB7)

for

a Like Principal Amount of

8.000% Senior Notes due 2020 (CUSIP No. 665531 AD1)

that have been registered under the Securities Act of 1933

We are offering to exchange registered 8.000% Senior Notes due 2020, referred to in this prospectus as the “exchange notes,” for any and all of our outstanding unregistered 8.000% Senior Notes due 2020 issued on May 18, 2015, referred to in this prospectus as the “original notes.” The exchange notes and the original notes are sometimes referred to in this prospectus together as the “notes.” The terms of the exchange notes are identical in all material respects to those of the original notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and the transfer restrictions, registration rights and additional interest provisions related to the original notes do not apply to the exchange notes. The original notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess of $2,000. This exchange offer is subject to certain customary conditions and will expire at 5:00 p.m., New York City time, on August 25, 2015, unless we extend it (as such date and time may be extended, the “Expiration Date”). The exchange notes will not trade on any established exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (a) 180 days after the date on which the registration statement containing this prospectus is declared effective by the Securities and Exchange Commission, or SEC, and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the SEC nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2015

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the exchange notes.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the notes offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the notes we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and website referred to above.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the exchange notes (in each case, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2015 Annual Meeting of Shareholders;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015; and

•	our Current Reports on Form 8-K filed on January 5, 2015, April 13, 2015, May 18, 2015 and May 28, 2015.

You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

Investor Relations

Northern Oil and Gas, Inc.

315 Manitoba Avenue—Suite 200

Wayzata, MN 55391

Telephone: 952-476-9800

In order to obtain timely delivery, you must request the information no later than August 18, 2015, which is five business days before the Expiration Date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect our company and to take advantage of the “safe harbor” protection for forward-looking statements afforded by applicable federal securities laws.

All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this prospectus, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, include the following: changes in crude oil and natural gas prices; the pace of drilling and completions activity on our properties; our ability to acquire additional development opportunities; changes in our reserves estimates or the value thereof; general economic or industry conditions; nationally or the regions in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; our ability to raise or access capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014 and the other documents incorporated by reference into this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements other than as may be required by applicable law or regulation.

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the exchange notes and the exchange offer. References in this prospectus to “Northern Oil,” the “company,” “we,” “us,” “our” and “ours” refer to Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc.

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays provide us with drilling and development opportunities that result in significant long-term value.

Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

We were incorporated in Minnesota in 2010 as the successor to a business formed in 2007. Our executive offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, and our telephone number is 952-476-9800. We maintain an Internet website at www.northernoil.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the section of this prospectus titled “The Exchange Offer” for more complete information about the exchange offer.

Background	On May 18, 2015, we completed the private offering of $200 million aggregate principal amount of 8.000% Senior Notes due 2020. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes.

The Exchange Offer	We are offering to exchange our exchange notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered original notes. Original notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess of $2,000. See “The Exchange Offer—Terms of the Exchange.”

The Exchange Notes	The exchange notes are part of the same series under the governing indenture as the original notes. The terms of the exchange notes are identical in all material respects to those of the original notes, except that the exchange notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions related to the original notes do not apply to the exchange notes.

Resale of Exchange Notes	Based upon the position the staff of the SEC has taken in previous no-action letters, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will acknowledge that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Not Exchanging Your Original Notes	Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such original notes unless:

•	you are able to rely on an exemption from the requirements of the Securities Act; or

•	the original notes are registered under the Securities Act.

After the exchange offer is completed, we will no longer have an obligation to register the original notes, except under limited circumstances. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for any remaining original notes will be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—If you fail to exchange your original notes, they will continue to be restricted securities and might become less liquid.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 25, 2015, unless we extend the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Issuance of Exchange Notes	We will issue exchange notes in exchange for original notes tendered and accepted in the exchange offer promptly following the Expiration Date. See “The Exchange Offer—Terms of the Exchange.”

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may amend or waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding original notes being tendered. See “The Exchange Offer—Conditions to the Exchange Offer.”

Special Procedures for Beneficial Holders	If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires. See “The Exchange Offer—Withdrawal of Tenders.”

Taxation	An exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of exchange notes.

Exchange Agent	Wilmington Trust, National Association, will be engaged as exchange agent in connection with the exchange offer.

Summary of the Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the section of this prospectus titled “Description of the Exchange Notes” for more complete information about the exchange notes.

Issuer	Northern Oil and Gas, Inc.

Notes Offered	$200,000,000 principal amount of 8.000% Senior Notes due 2020. Other than the restrictions on transfer and provisions related to registration rights and additional interest, the exchange notes will have the same financial terms and covenants as the original notes.

Maturity Date	June 1, 2020.

Interest	The exchange notes will bear interest at the rate of 8.000% per year (calculated using a 360-day year). Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor or, if no interest has been paid on the original notes, from May 18, 2015. Interest will be payable semi-annually, in arrears, on June 1 and December 1 of each year, beginning on December 1, 2015.

No interest will be paid on either the exchange notes or the original notes at the time of the exchange. The holders of original notes that are accepted for exchange will not receive accrued but unpaid interest on such original notes at the time of the exchange. Rather, that interest will be payable on the exchange notes delivered in exchange for the original notes on the first interest payment date after the Expiration Date of the exchange offer.

Ranking	The exchange notes will be our senior unsecured obligations. Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	effectively junior to any of our secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	senior in right of payment to any of our future subordinated indebtedness.

Guarantees	We currently do not have any subsidiaries and, as a result, the exchange notes will not be guaranteed initially. Any subsidiaries we form in the future may be required to unconditionally guarantee, jointly and severally, our payment obligation under the exchange notes on senior unsecured basis. Each guarantee, if any, will rank:

•	equal in right of payment to all existing and future senior indebtedness of the subsidiary guarantor;

•	effectively junior to secured indebtedness of the subsidiary guarantor; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

Optional Redemption	We will have the option to redeem the exchange notes, in whole or in part, at any time on or after June 1, 2016, at the redemption prices described in this prospectus under the heading “Description of the Exchange Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption. In addition, we may, on any one or more occasions, redeem some or all of the exchange notes at any time prior to June 1, 2016, at a price equal to 100% of the aggregate principal amount of the notes redeemed, plus a “make-whole” premium.

At any time prior to June 1, 2015, we had the option to redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price of 108.000% of the principal amount of the notes redeemed, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering. We did not elect to redeem any notes prior to June 1, 2015.

Change of Control	If a change of control event occurs, each holder of exchange notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries, if any, to:

•	declare or pay any dividend or make any other distributions on, purchase or redeem our equity interests or purchase or redeem subordinated debt;

•	make certain investments;

•	incur or guarantee additional indebtedness or issue certain types of equity securities;

•	create certain liens;

•	sell or transfer assets;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications that are described under “Description of the Exchange Notes—Certain Covenants.”

If the exchange notes receive an investment grade rating from each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard and Poor’s”), many of these covenants will terminate.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the exchange notes, see “Description of the Exchange Notes—Events of Default and Remedies.”

Listing	We do not intend to apply for a listing of the exchange notes on any securities exchange or for the inclusion of the exchange notes on any automated dealer quotation system.

Use of Proceeds	We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for original notes as described in this prospectus, we will receive original notes of like principal amount. The original notes surrendered in exchange for the exchange notes will be retired and cancelled.

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before tendering your original notes in the exchange offer.

RISK FACTORS

You should consider carefully the following risks relating to the exchange offer and the exchange notes, together with the other information included or incorporated by reference in this prospectus, including the information described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus, before tendering your original notes in the exchange offer. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a holder of original notes should consider that are relevant to its own particular circumstances or generally.

Risks Related to the Exchange Offer

If you fail to exchange your original notes, they will continue to be restricted securities and might become less liquid.

Original notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of such original notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company, or “DTC”).

Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you do not tender original notes you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

You may not receive exchange notes in the exchange offer if the appropriate procedures are not followed.

We will issue exchange notes in exchange for your original notes only if you deliver to the exchange agent original notes (or a confirmation of book-entry transfer) and a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) before the 5:00 p.m., New York City time, on the Expiration Date. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor us are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender your original notes on your behalf.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer. The exchange offer is subject to the satisfaction of certain conditions, and subject to applicable law, we may extend, amend or terminate the exchange offer at any time before expiration and may, in our sole discretion, waive any of the conditions to the exchange offer. Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, you may have to wait longer than expected to receive the exchange notes issuable pursuant to the exchange offer, during which time you will not be able to effect transfers of your original notes tendered in the exchange offer.

Broker-dealers participating in the exchange offer may be deemed to be “underwriters” within the meaning of the Securities Act.

Any broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such original notes pursuant to the exchange offer, but such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must therefore deliver a prospectus in connection with any resales of the exchange notes it receives in this exchange offer. Our obligations to make this prospectus available to any broker-dealer for use in connection with any such resale are limited. Further, any profit on any such resale of exchange notes and any commission or concessions received by any person deemed to be an underwriter may be deemed to be underwriting compensation under the Securities Act.

Risks Related to the Exchange Notes

Our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and our ability to make payments on the exchange notes.

As of March 31, 2015, we had total borrowings of approximately $338.0 million outstanding under our revolving credit facility and approximately $507.7 million of existing notes outstanding (comprised of $500 million principal amount and $7.7 million of associated issuance premium). As of March 31, 2015, after giving effect to the offering of original notes and our use of proceeds from that offering, we would have had approximately $860.8 million of total indebtedness and additional borrowing capacity of $396.9 million under our revolving credit facility. Our level of indebtedness could affect our operations in several ways, including the following:

•	require us to dedicate a substantial portion of our cash flow from operations to service our existing debt, thereby reducing the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	increase our vulnerability to economic downturns and adverse developments in our business;

•	limit our ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness;

•	place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•	place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•	make it more difficult for us to satisfy our obligations under the notes or other debt and increase the risk that we may default on our debt obligations.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We depend on our revolving credit facility for future capital needs, because we use operating cash flows for investing activities and borrow as needed. We cannot be certain that our cash flow will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Our ability to comply with the financial and other restrictive covenants in our indebtedness will be affected by the levels of cash flow from our operations and future events and circumstances beyond our control. Failure to comply with these covenants would result in an event of default under our indebtedness, and such an event of default could adversely affect our business, financial condition and results of operations.

Availability under our revolving credit facility is determined semi-annually, as well as upon the occurrence of certain events, by the lenders in their sole discretion, based primarily on reserve reports that reflect our banks’ projections of future commodity prices at such time. Significant declines in natural gas, natural gas liquid or oil prices may result in a decrease in our borrowing base. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under our revolving credit facility. Any increase in the borrowing base requires the consent of all the lenders. If as a result of a borrowing base redetermination outstanding borrowings are in excess of the borrowing base, we must repay such excess borrowings immediately or in equal installments over six months, or we must pledge other properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our revolving credit facility.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can service in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and natural gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our ability to make payments on the notes and our business, financial condition, results of operations and prospects.

The exchange notes and any future guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’, if any, existing and future secured indebtedness.

The exchange notes and any future guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of any subsidiary guarantor, including obligations under our revolving credit facility, to the extent of the value of the collateral securing the debt. At March 31, 2015, after giving effect to the offering of original notes and our use of proceeds from that offering, our total indebtedness would have been approximately $860.8 million, approximately $153.1 million of which would have been secured by liens on our assets; and we would have had approximately $396.9 million in additional borrowing capacity under our revolving credit facility.

If we or any future subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or of such subsidiary guarantor will be entitled to be paid in full from our assets or the assets of such guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our other unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. A 1.0% increase in interest rates on the debt outstanding under our revolving credit facility as of March 31, 2015 would cost us approximately $3.4 million in additional annual interest expense.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future, subject to certain limitations, including under our revolving credit facility, under the indenture dated May 18, 2012 governing certain existing notes, and under the indenture for the exchange notes offered hereby. For example, as of March 31, 2015, after giving effect to the offering of the original notes and the use of proceeds from that offering, we would have had approximately $396.9 million of borrowing capacity under our revolving credit facility. See “Description of Other Indebtedness—Revolving Credit Facility.” If new debt is added to our current debt levels, the related risks that we now face could increase. Our level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the exchange notes.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including sales of assets or sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes. In addition, restrictions under our revolving credit facility may prohibit such repurchases and additional credit facilities we enter into in the future also may prohibit such repurchases. We cannot assure you that we can obtain waivers from the lenders. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the exchange notes from relying on such subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

If a court were to void a guarantee, to the extent a guarantee arises in the future, you would no longer have a claim against the subsidiary guarantor.

Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from a subsidiary guarantor, if any.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee, if any, will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect such subsidiary guarantees from being voided under fraudulent transfer law or may eliminate such guarantor’s obligations or reduce such guarantor’s obligations to an amount that effectively makes the guarantee worthless.

Delaware courts have held that a provision similar to the change of control put right that is in the indenture for the exchange notes may not be enforceable if it is used to improperly limit the ability of equity owners to effect a change of control.

The Chancery Court of Delaware has held in published opinions that a provision in an indenture requiring a majority of the directors of the issuer be “continuing directors” could breach the fiduciary duties of the directors and be unenforceable if improperly used to prevent shareholders from effecting a change of control of the company. Under the continuing director provision of the indenture for the exchange notes offered hereby, a majority of our board of directors must be “continuing directors” defined as either (i) a director on the date of the indenture or (ii) a director whose nomination for election, or whose election, to the board of directors was approved by a majority of the continuing directors. Under the court’s decision, a decision by a board of directors not to approve dissident shareholder nominees as continuing directors and to allow a change of control to occur would be subject to enhanced fiduciary duties typically applied in corporate change of control disputes. If the directors did not properly discharge those fiduciary duties, the change of control put right could be unenforceable by the holders of the notes. As a result, the ability of the holders of notes to enforce the continuing director provision in situations in which the provision acted to impede a change of control would be subject to the enhanced judicial scrutiny of the actions by our directors not to approve the director nominees whose election caused the provision to be invoked.

Many of the covenants contained in the indenture will terminate if the exchange notes are rated investment grade by both Standard & Poor’s and Moody’s and no default (other than a reporting default) has occurred and is continuing.

Many of the covenants in the indenture governing the exchange notes will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no default (other than a reporting default) has occurred and is continuing. The covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of the Exchange Notes—Covenant Termination.”

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

There is no public market for the exchange notes.

We do not intend to list the exchange notes on any national securities exchange or to seek approval for quotation through an automated quotation system. Certain of the initial purchasers of the original notes advised us that they intend to make a market in the notes. However, the initial purchasers are not obligated to make markets in the notes and any market making may be discontinued at any time without notice. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

The exchange notes will be issued with original issue discount for U.S. federal income tax purposes.

The exchange notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. As a result, U.S. holders (as defined in “Material United States Federal Income Tax Considerations” below) will generally be required to include such OID in their gross income as it accrues for U.S. federal income tax purposes in advance of the receipt of any cash payment on the exchange notes to which the income is attributable. See “Material United States Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of the exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of (i) the original issue price for the notes and (ii) that portion of the OID (if any) that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code. Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the exchange notes, even if sufficient funds were available.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for the original notes as described in this prospectus, we will receive original notes of like principal amount. The original notes surrendered in exchange for the exchange notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating the ratios of earnings to fixed charges, “earnings” consist of net income before income taxes, plus fixed charges, less capitalized interest. “Fixed charges” consist of interest expensed and capitalized, and an estimate of interest expense within rental expense. The ratios were calculated by dividing the sum of “earnings” by the sum of “fixed charges.”

	Years Ended December 31,					Three Months Ended March 31, 2015(1)
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	18.2x	67.6x	6.5x	3.0x	6.6x	—

(1)	Earnings were insufficient to cover fixed charges by approximately $378.4 million for the three-months ended March 31, 2015 due primarily to a non-cash impairment charge.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance of the original notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to file an exchange offer registration statement under the Securities Act and to use commercially reasonable efforts to complete the exchange within 400 days after the issuance of the original notes.

We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of original notes who exchanges original notes for exchange notes in the exchange offer generally may offer such exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acknowledges that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

Any holder of the original notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell or transfer the exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered at or prior to 5:00 p.m., New York time, on the Expiration Date for the exchange offer. Promptly after the Expiration Date, we will issue an aggregate principal amount of up to $200,000,000 of exchange notes for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in principal amounts of $2,000 or in integral multiples of $1,000 in excess of $2,000.

The terms of the exchange notes will be identical in all material respects to the terms of the original notes, except that the exchange notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of additional interest upon a failure to complete the exchange offer within the designated period. The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $200,000,000 in aggregate principal amount of the original notes are outstanding.

In connection with the issuance of the original notes, we arranged for the original notes issued to qualified institutional buyers and those issued in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of the Exchange Notes—Exchange of Global Notes for Certificated Notes,” exchange notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest therein will be transferable in book-entry form through DTC. See “Description of the Exchange Notes—Book-Entry, Delivery and Form.”

Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but certain registration and other rights under the registration rights agreement will terminate and holders of the original notes will generally not be entitled to any registration rights under the registration rights agreement. See “—Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered original notes if and when we have given written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the Expiration Date for the exchange offer.

Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer is 5:00 p.m., New York City time, on August 25, 2015, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•	to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days, depending on the significance of the amendment, if the exchange offer would otherwise have expired during such five- to ten-business-day period.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any original notes or terminate the exchange offer, we promptly will return any original notes deposited pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if any of the following conditions exist on or prior to the Expiration Date:

•	an action or event shall have occurred, been threatened, or may occur or an action shall have been taken, and a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of original notes for exchange notes under the exchange offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a)	challenges the making of the exchange offer or the exchange of original notes for exchange notes under the exchange offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, the exchange offer or the exchange of original notes for exchange notes under the exchange offer; or

(b)	in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or impair the contemplated benefits to us of the exchange offer or the exchange of original notes for exchange notes under the exchange offer;

•	there shall have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the original notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, if the effect of any such event, in the company’s reasonable judgment makes it impracticable or inadvisable to proceed with the exchange offer, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event in the company’s reasonable judgment, having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

•	the trustee with respect to the indenture for the original notes that are the subject of the exchange offer and the exchange notes to be issued in the exchange offer shall have been directed by any holders of original notes to object in any respect to, or take any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or the exchange of original notes for exchange notes under the exchange offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of original notes for exchange notes under the exchange offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the exchange offer and promptly return all tendered original notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered original notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all original notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the exchange offer for any other reason or for no reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of original notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The participation in the exchange offer by a tendering holder of original notes will constitute the agreement by that holder to deliver good and marketable title to the tendered original notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Procedures for Tendering

If you wish to participate in the exchange offer and your original notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your original notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the exchange offer, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof to the exchange agent at the address listed in the letter of transmittal and deliver the original notes specified in the letter of transmittal to the exchange agent (either by mailing or otherwise delivering certificates representing such notes along with the letter of transmittal or by effecting a book-entry transfer into the exchange agent’s account at DTC) for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The exchange offer will be made eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” Original notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent. We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under this prospectus.

The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand-delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or prior to the Expiration Date. Do not send the letter of transmittal or any original notes to anyone other than the exchange agent.

If you are tendering your original notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any original notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner that holds original notes through Euroclear (as defined herein) or Clearstream (as defined herein) and wish to tender your original notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered original notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering original notes.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender original notes held on your behalf by a participant with DTC, you must:

•	inform the participant of your interest in tendering your original notes pursuant to the exchange offer; and

•	instruct the participant to tender all original notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a participant in DTC, including Euroclear and Clearstream, must tender original notes by effecting a book-entry transfer of original notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible guarantor institution unless the original notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible guarantor institution.

If the letter of transmittal is signed by the holders of original notes tendered thereby, the signatures must correspond with the names as written on the face of the original notes or on the DTC security position listing without any change whatsoever. If any of the original notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the original notes tendered thereby are registered in different names on different original notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If original notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the tendering holder, certificates for those original notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any original notes listed in the letter of transmittal, those original notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those original notes. If the letter of transmittal or any original notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of original notes waive any right to receive any notice of the acceptance for exchange of their original notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing original notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, original notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered original notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered original notes determined by us not to be in proper form or not to be tendered properly or any tendered original notes our acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular original notes, whether or not waived in the case of other original notes. Our interpretation of the terms and conditions of the exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose original notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the original notes. Holders may contact the exchange agent for assistance with these matters.

In addition, we reserve the right, as set forth above under “—Conditions to the Exchange Offer,” to terminate the exchange offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the original notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the exchange notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

•	at the time of commencement of the exchange offer it had no arrangement or understanding with any person to participate in a distribution of such exchange notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the company, or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•	if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and that if it will receive exchange notes for its own account in exchange for original notes, such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities; and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of original notes in the exchange offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” The withdrawal notice must:

•	specify the name of the tendering holder of original notes;

•	bear a description of the original notes to be withdrawn;

•	specify, in the case of original notes tendered by delivery of certificates for those original notes, the certificate numbers shown on the particular certificates evidencing those original notes;

•	specify the aggregate principal amount represented by those original notes;

•	specify, in the case of original notes tendered by delivery of certificates for those original notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of original notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn original notes; and

•	be signed by the holder of those original notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those original notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the original notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of original notes may not be rescinded, and any original notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. Validly withdrawn original notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

Wilmington Trust, National Association, will be appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance with respect to the procedures for tendering or withdrawing tenders of original notes, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent as follows:

Wilmington Trust, National Association

Attention: Workflow Management, 5th Floor

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Tel: (302) 636-6470

Fax: (302) 636-4139

For Information: DTC2@wilmingtontrust.com

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accountant and legal fees.

Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the exchange notes in exchange for the original notes under the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such original notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

In the event the exchange offer is completed, we generally will not be required to register the remaining original notes, subject to limited exceptions. Remaining original notes will continue to be subject to the following restrictions on transfer:

•	the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—If you fail to exchange your original notes, they will continue to be restricted securities and might become less liquid.”

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “company,” “us,” “our” or “we” refers only to Northern Oil and Gas, Inc. The term “original notes” refers to the company’s notes issued pursuant to a private placement completed on May 18, 2015, the term “exchange notes” refers to the company’s notes being offered hereby in exchange for a like principal amount of original notes, and the term “notes” refers to the original notes and exchange notes, collectively.

We issued the original notes and will issue the exchange notes under an indenture between us and Wilmington Trust, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

If the exchange offer is consummated, Holders of original notes who do not exchange their notes for exchange notes will vote together with the Holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all notes issued under the indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any original notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the Holder of any original notes and the exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of the Exchange Notes” to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the original notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

Brief Description of the Notes and Future Subsidiary Guarantees

The Notes. Like the original notes, the exchange notes:

•	will be general unsecured obligations of the company;

•	will rank equal in right of payment with all existing and future Senior Debt of the company;

•	will rank effectively junior in right of payment to any secured Indebtedness of the company, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	will rank senior in right of payment to any future subordinated Indebtedness of the company; and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

Future Subsidiary Guarantees. We do not have any Subsidiaries, and initially the notes will not be guaranteed by any Person. Although there currently are no Guarantors, covenants described below may require any Subsidiary we form in the future to guarantee the payment obligations under the notes. See “—Certain Covenants—Additional Subsidiary Guarantees.”

Each guarantee of the notes, if any:

•	will be a general unsecured obligation of the Guarantor;

•	will rank equal in right of payment with all existing and future Senior Debt of that Guarantor;

•	will rank effectively junior in right of payment to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	will rank senior in right of payment to any future subordinated Indebtedness of that Guarantor.

At March 31, 2015, on a pro forma as adjusted basis giving effect to the offering of the original notes and the application of the proceeds of such offering to repay borrowings outstanding under the Credit Agreement, the company would have had:

•	Total Senior Debt of $860.8 million, consisting of $153.1 million of borrowings under the Credit Agreement, $507.7 million of existing notes and $200 million in aggregate principal amount of notes; and

•	no Indebtedness subordinated in right of payment to the notes.

The indenture will permit us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

Future Restricted Subsidiaries of the company created or acquired by the company will be required to guarantee the notes only under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The company has issued notes with an initial maximum aggregate principal amount of $200.0 million. The company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The original notes, exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The company will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 1, 2020.

Interest on the notes accrues at the rate of 8.000% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2015. Interest on overdue principal and interest will accrue at a rate that is 1.0% higher than the then applicable interest rate on the notes. The company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

Interest on the exchange notes will accrue from May 18, 2015 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the company to be provided to the paying agent, the company, through its paying agent, will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The company may change the paying agent or registrar without prior notice to the Holders, and the company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the company, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The company is not required to transfer or exchange any note selected for redemption. Also, the company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Future Subsidiary Guarantees

We do not have any Subsidiaries, and initially the notes will not be guaranteed by any Person. In the future, any Restricted Subsidiary formed or acquired by the company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy. See “Risk Factors—Risks Related to the Exchange Notes—A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the exchange notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the company or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) such transaction complies with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the company or a Restricted Subsidiary of the company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the company or a Restricted Subsidiary of the company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture and that Guarantor no longer qualifies as a Subsidiary of the company as a result of such disposition;

(3) if the company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”;

(5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing;

(6) at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the company and any Indebtedness of any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility; or

(7) upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

Except as otherwise described in this section and in the last paragraph of “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the company’s option prior to June 1, 2016. The company is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

At any time prior to June 1, 2015, the company had the option, on any one or more occasions, to redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.000% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the company, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

We did not elect to redeem any notes prior to June 1, 2015.

On and after June 1, 2016, the company may redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2016	104.000%
2017	102.000%
2018 and thereafter	100.000%

Prior to June 1, 2016, the company may redeem all or part of the notes at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus

accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis by lot, or such other method as acceptable to the trustee, subject to the authorized denomination for the notes (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC’ s method of selection).

No notes of $2,000 or less can be redeemed in part. The company will mail a notice of optional redemption at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of such note will be issued in the name of the applicable Holder upon cancellation of such note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the company defaults in the payment of the redemption price.

The notice of redemption with respect to a redemption described in the fourth paragraph under “—Optional Redemption” need not set forth the Make Whole Premium but only the manner of calculation thereof.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” the company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, the company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Settlement Date, the company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the company will:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The company’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the company’s financial resources. The exercise by the Holders of notes of their right to require the company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the company or otherwise. The Credit Agreement provides that certain change of control events with respect to the company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture will provide that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the company or any Guarantor must either repay all of its other outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing such Indebtedness to permit the repurchase of notes required by this covenant. If the company does not obtain the requisite consents or repay all of its other outstanding Indebtedness, the company will remain prohibited from purchasing notes under those other agreements. The company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The provisions described above that require the company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption” unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding notes accept a Change of Control Offer and the company (or any third party making such Change of Control Offer in lieu of the company as described above) purchases all of the notes held by such Holders, the company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by the company and its Restricted Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the company’s or any Restricted Subsidiary’s most recent balance sheet, of the company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the company or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c) accounts receivable of a business retained by the company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(d) all other forms of consideration (except cash and Cash Equivalents) received for all Asset Sales since the 2020 Notes Issuance Date to the extent that the Fair Market Value of all such other forms of consideration does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of the company and its Restricted Subsidiaries on a consolidated basis at the time each determination is made.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the company (or any Restricted Subsidiary) may apply those Net Proceeds at its option to any combination of the following:

(I) to prepay, repay, redeem or repurchase Senior Debt;

(II) to invest in or acquire Additional Assets; or

(III) to make capital expenditures in respect of the company’s or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (II) or (III) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 366th day after an Asset Sale (or, at the company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the company will make an offer (the “Asset Sale Offer”) to all

Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, subject to adjustments so that no notes or other pari passu Indebtedness are selected and purchased in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The company’s ability to repurchase notes in an Asset Sale Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the company’s financial resources. The exercise by the Holders of notes of their right to require the company to repurchase the notes upon an Asset Sale Offer could cause a default under these other. agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the company or otherwise. In the event an Asset Sale occurs at a time when the company is prohibited from purchasing notes, the company could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the company does not obtain a consent or repay the Indebtedness, the company will remain prohibited from purchasing notes. In that case, the company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

Certain Covenants

Restricted Payments

The company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the company or any of its Restricted Subsidiaries) or to the holders of the company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the company or payable to the company or a Restricted Subsidiary of the company);

(2) repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the company) any Equity Interests of the company or any direct or indirect parent of the company;

(3) make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the company and any of its Restricted Subsidiaries, (b) the purchase, repurchase or other acquisition of Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of repurchase or other acquisition, and (c) any payment of principal or interest at the Stated Maturity thereof); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I) no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II) the company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(III) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9) and (11) of the next succeeding paragraph) after the 2020 Notes Issuance Date, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the company for the period (taken as one accounting period) from December 31, 2011 to the end of the company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the company after the 2020 Notes Issuance Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the company), plus

(c) to the extent that any Restricted Investment made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the company or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances or other transfers of assets in each case to the company or any of its Restricted Subsidiaries from any Person (including without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries,

in each case to the extent such amounts have not been included in Consolidated Net Income for any period commencing on or after the 2020 Notes Issuance Date.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

(2) the repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the company or any Guarantor or of any Equity Interests of the company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the company) to the equity capital of the company or (b) sale (other than to a Restricted Subsidiary of the company) of Equity Interests of the company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such repurchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from clause III(b) of the first paragraph of this covenant;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the company to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the company or any Restricted Subsidiary of the company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included, (a) the cash proceeds received by the company or any of its Restricted Subsidiaries from sales of Equity Interests of the company to employees or directors of the company or its Affiliates that occur after the 2020 Notes Issuance Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause III(b) of the first paragraph of this covenant) and (b) the cash proceeds of key man life insurance policies received by the company or any of its Restricted Subsidiaries after the 2020 Notes Issuance Date;

(6) repurchases of Indebtedness that is subordinated in right of payment to the notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any Change of Control Offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the company has first complied with and fully satisfied its obligations under the provisions described under “—Repurchase at the Option of Holders—Change of Control”; or

(b) in the case of an Asset Sale, the company has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “—Repurchase at the Option of Holders—Asset Sales”;

(7) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the company or any Restricted Subsidiary of the company representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the company or such Restricted Subsidiary or any other transaction permitted by the indenture;

(8) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities if such Equity Interests represent a portion of the exercise, exchange or conversion price thereof;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the company or any Restricted Subsidiary of the company held by any current or former officers, directors or employees of the company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture not to exceed $5.0 million in the aggregate after the 2020 Notes Issuance Date; or

(11) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the 2020 Notes Issuance Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(11), the company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the company will not issue any Disqualified Stock, and the company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the company and any of its Restricted Subsidiaries may incur Indebtedness, the company may issue Disqualified Stock or a Guarantor may issue preferred securities, if the Fixed Charge Coverage Ratio for the company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock described in clause (5) or (12) or any preferred securities described in clause (11) below (collectively, “Permitted Debt”):

(1) the incurrence by the company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $750.0 million and (b) the sum of $300.0 million and 30% of the company’s Adjusted Consolidated Net Tangible Assets;

(2) the incurrence by the company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the company and the Guarantors of Indebtedness represented by (a) the original notes issued and sold in the private offering concluded on May 18, 2015 and the related Subsidiary Guarantees and (b) the exchange notes issued pursuant to this exchange offer and the related Subsidiary Guarantees;

(4) the incurrence by the company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the company or such Restricted Subsidiary and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of the company’s Adjusted Consolidated Net Tangible Assets;

(5) the incurrence or issuance by the company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the company, in each case that was permitted by the indenture to be incurred or issued under the indenture (including Indebtedness previously incurred or Disqualified Stock previously issued pursuant to this clause (5));

(6) the incurrence by the company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the company or a Restricted Subsidiary of the company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the company nor a Restricted Subsidiary of the company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8) the guarantee by the company or any of its Restricted Subsidiaries of Indebtedness of the company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the company’s Restricted Subsidiaries to the company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the company or a Restricted Subsidiary of the company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the company or a Restricted Subsidiary of the company shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) the incurrence by the company or its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(13) the incurrence by the company or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14) the incurrence by the company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the company and the Restricted Subsidiaries;

(15) the incurrence by the company or its Restricted Subsidiaries of Indebtedness (other than for money borrowed) in respect of bid, performance, surety, plugging and abandonment or similar bonds issued for the account of the company or any of its Restricted Subsidiaries in the ordinary course of business;

(16) the incurrence by the company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the company or any Restricted Subsidiary of the company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(17) the incurrence by the company or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the company but only to the extent that such liability is the result of the company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary and not as guarantor of such Indebtedness and provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (17) and then outstanding does not exceed $25.0 million; and

(18) the incurrence by the company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the company of additional Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Stock incurred or issued under this clause (18) and then outstanding does not exceed the greater of (a) $35.0 million and (b) 3.0% of the company’s Adjusted Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the company will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock in any manner that complies with this covenant. Any Indebtedness under Credit Facilities outstanding on the date of the indenture shall initially be considered incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the company as accrued. Further, the accounting reclassification of any obligation of the company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (whether now owned or hereafter acquired), securing Indebtedness, unless the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien on any property or assets of the company or any of its Restricted Subsidiaries created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the company or any of its Restricted Subsidiaries;

(2) make loans or advances to the company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including in respect of any Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements (or the agreements referred to in this clause (1)), or the Indebtedness to which those agreements (or the agreements referred to in this clause (1)) relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture, as determined by the chief executive officer and chief financial officer of the company in their reasonable and good faith judgment;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(5) instruments governing other Indebtedness of the company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date of the indenture in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Credit Agreement and in the indenture as in effect on the date of the indenture, as determined by the Board of Directors of the company in its reasonable and good faith judgment;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(7) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary of the company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of the company in its reasonable and good faith judgment;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the company’s Board of Directors, which limitations are applicable only to the assets or property that are the subject of such agreements;

(12) any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15) Hedging Contracts permitted from time to time under the indenture;

(16) the issuance of preferred securities by a Restricted Subsidiary of the company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests); and

(17) any Permitted Investment.

Merger, Consolidation or Sale of Assets

The company may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the company is the survivor); or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) the company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the company under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) either:

(a) the company or the Person formed by or surviving any such consolidation or merger (if other than the company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the company or the Person formed by or surviving any such consolidation or merger (if other than the company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the company immediately prior to such transaction; and

(5) the company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary of the company may consolidate with, merge into or dispose of all or part of its properties and assets to the company, and the company will not be required to comply with the preceding clause (5) in connection with any such consolidation, merger or disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the company.

Upon any consolidation or merger in which the company is not the surviving entity or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the company, in each case, in accordance with the foregoing, the surviving entity formed by such consolidation or into or with which the company is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the company under the indenture with the same effect as if such surviving entity had been named as the company in the indenture, and thereafter (except in the case of a lease of all or substantially all of the company’s assets), the company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or other compensation plan or arrangement entered into by the company or any of its Restricted Subsidiaries in the ordinary course of business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of the company and its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the company) that is an Affiliate of the company solely because the company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors or employees of the company or a Restricted Subsidiary or Affiliate of the company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the company;

(6) any Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) transactions between the company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) any transaction in which the company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(9) (a) guarantees by the company or any of its Restricted Subsidiaries of performance of obligations of the company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the company or any Restricted Subsidiary of the company of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the company’s Unrestricted Subsidiaries;

(10) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the company or any Restricted Subsidiary of the company if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the company or such Restricted Subsidiary;

(11) in the case of contracts providing for the buying, selling or marketing of Hydrocarbons or operating, construction, storage, platform use or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the company nor any Restricted Subsidiary has entered into·a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm’s length basis; and

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the company’s Board of Directors or any company Officer involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

In addition, if the company or any of its Restricted Subsidiaries purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the company or a Restricted Subsidiary to be deemed an Affiliate Transaction), and if the company or any of its Restricted Subsidiaries sells, conveys or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the company may designate any Restricted Subsidiary of the company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either (i) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or (ii) represent Permitted Investments, as determined by the company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the company may at any time designate any Unrestricted Subsidiary of the company to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the company that is not already a Guarantor guarantees any other Indebtedness of the company or any Indebtedness of any Guarantor in excess of the De Minimis Guaranteed Amount, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under any of the Credit Facilities, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 30 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the company and any Indebtedness of any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility.

Each Subsidiary Guarantee shall also be released in accordance with the provisions of the indenture described under “—Future Subsidiary Guarantees.”

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the company will furnish to the trustee, within the time periods specified in the SEC’s rules and regulations, and, upon its prior written request to the company, to any Holder or Beneficial Owner of notes):

(1) all quarterly and annual financial information with respect to the company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the company were required to file such reports.

The availability of the foregoing information or reports on the SEC’s website will be deemed to satisfy the foregoing delivery requirements.

If the company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the company.

In addition, for so long as any notes remain outstanding, if at any time the company is not filing the reports required by the preceding paragraphs with the SEC, the company will furnish to the Holders of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

If at any time (a) the notes have an Investment Grade Rating, (b) no Default (other than a Reporting Default) has occurred and is continuing, and (c) the company has delivered to the trustee an officers’ certificate certifying to the foregoing provisions of this sentence, the company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and under the following headings under the caption “—Certain Covenants”:

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates,”

•	“—Designation of Restricted and Unrestricted Subsidiaries,” and

•	“—Additional Subsidiary Guarantees.”

However, the company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described in:

•	“—Certain Covenants—Liens,”

•	“—Certain Covenants—Merger, Consolidation or Sale of Assets” (other than the financial tests set forth in clause (4) of such covenant),

•	“—Certain Covenants—Reports,” and

•	the covenant respecting payments for consent in the penultimate paragraph under the caption “—Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on, the notes;

(3) failure by the company to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control”;

(4) failure by the company for 180 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under “—Certain Covenants—Reports”;

(5) failure by the company for 60 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture (including the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” to the extent not described in clause (3) above);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default (but not any consequential acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(8) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the company or any of the company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the company, any Restricted Subsidiary of the company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default by written notice to the company with a copy to the trustee occurs and is continuing, the trustee by written notice to the company or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interests, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, notes) any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The company is required to deliver to the trustee annually an officers’ certificate regarding compliance with the indenture. Upon any company Officer becoming aware of any Default or Event of Default, the company is required to deliver to the trustee a written notice specifying such Default or Event of Default, its status and what action the company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Capital Stock of the company or any Guarantor, as such, will have any liability for any obligations of the company or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, the company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the company must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee stating that:

(a) the company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

(6) the company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the company with the intent of preferring the Holders of notes over the other creditors of the company or with the intent of defeating, hindering, delaying or defrauding creditors of the company or others; and

(7) the company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding notes including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the company’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens” or otherwise;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or

(10) to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of the “Description of Notes” section of the offering memorandum dated May 13, 2015 pursuant to which the original notes were offered for sale.

Neither the company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes in the time frame set forth in solicitation documents relating to such consent.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture requiring the approval of the Holders becomes effective, the company will mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the company, have been delivered to the trustee for cancellation, or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

(3) the company and the Guarantors have paid or caused to be paid all other sums payable by them under the indenture; and

(4) the company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be. In addition, the company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the company or any Guarantor, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Northern Oil and Gas, Inc., 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent as having validly tendered original notes, or automatically so designated through DTC’s ATOP procedures, with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the company, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the company, the Guarantors, the trustee nor any agent of the company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the company.

Neither the company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1) DTC (a) notifies the company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either event, the company fails to appoint a successor depositary within 90 days;

(2) the company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an Affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same Day Settlement and Payment

The company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2020 Notes Issuance Date” means May 18, 2012, the date of original issue of the company’s 8.000% Senior Notes due 2020. See “Description of Other Indebtedness—8.000% Senior Notes Due 2020” for a discussion of the original existing notes and the follow-on notes.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts in place as of the date of determination (whether positive or negative), as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, and in the case of clauses (A) and (B) calculated in accordance with SEC guidelines;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the company will continue to be calculated as if the company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the properties or assets of the company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

(2) the issuance of Equity Interests in any of the company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of properties between or among any of the company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a disposition of properties or assets that constitutes (or results in by virtue of the consideration received for such disposition) either a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the company or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties owned or held by another Person;

(8) an Asset Swap;

(9) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other similar intellectual property, including without limitation licenses of seismic data;

(13) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(14) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves; and

(15) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologist, geophysicists and other providers of technical services to the company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million or that is a lender under the Credit Agreement;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption by the shareholders of the company of a plan relating to the liquidation or dissolution of the company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the company, measured by voting power rather than number of shares, units or the like; or

(4) the first day on which a majority of the members of the Board of Directors of the company are not Continuing Directors.

Notwithstanding the preceding, a conversion of the company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company Officer” means any person who is authorized by the Board of Directors of the company to execute documents binding on the company, either directly or as an officer of a general partner, manager or other business entity with the ultimate authority to manage the business and operations of the company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) so long as such Person uses successful efforts or a similar method of accounting, the exploration expense of such Person and its Restricted Subsidiaries; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(8) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of the company will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment write-downs on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6) unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or other charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(8) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the company who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of February 28, 2012, by and among the company, as borrower, Royal Bank of Canada, as administrative agent, SunTrust Bank, as syndication agent, Bank of Montreal, KeyBank, N.A. and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured or unsecured capital market financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final stated maturity date of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” or (y) the terms of such Capital Stock provide that the company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the company’s purchase of the notes as is required to be purchased pursuant to the provisions of the indenture. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the company after the date of the indenture.

“Existing Indebtedness” means the aggregate principal amount of any Indebtedness of the company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the company in the case of transactions involving $25.0 million or more and otherwise by a Company Officer.

“Fitch” means Fitch Ratings, a unit of Fimalac, S.A., or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than 12 months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such option rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of a Company Officer who serves as principal financial or accounting officer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments and accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings ), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends on any series of preferred securities of such Person or any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the company (other than Disqualified Stock) or to the company or a Restricted Subsidiary of the company, in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date of the indenture. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the date of the indenture, the company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references in the indenture to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The company shall give notice of any such election made in accordance with this definition to the trustee and the Holders of notes.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each Restricted Subsidiary of the company that becomes a Guarantor in accordance with the provisions of the indenture and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates;

(3) Oil and Natural Gas Hedging Contracts; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates; and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, hold backs, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of lndebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv) subject to the parenthetical at the end of the preceding sentence of this definition, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(v) any Disqualified Stock; and

(vi) accounts payable, accrued expenses or other obligations of the company or any of its Restricted Subsidiaries to trade creditors created or assumed by the company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if either Moody’s or S&P ceases to rate the notes for reasons outside of the company’s control, the equivalent investment grade rating from Fitch.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, or capital contributions or purchases or other acquisitions for consideration of lndebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the company or any Restricted Subsidiary of the company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the company, the company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the company or any Subsidiary of the company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the company in which the company or any of its Restricted Subsidiaries makes any Investment (other than an Investment constituting Cash Equivalents).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a note at any time, as calculated by the company, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at June 1, 2016 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”), plus (ii) any required interest payments due on such note through June 1, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the company that are not owned by the company or a Restricted Subsidiary of the company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person;

(2) any extraordinary, unusual or non-recurring item of gain (or loss), together with any related provision for taxes on such extraordinary, unusual or non-recurring item of gain (or loss); and

(3) any non-cash equity compensation expense.

“Net Proceeds” means the aggregate cash proceeds received by the company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, severance costs, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and

(5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” means, with respect to any specified Person, (a) all current assets of such Person and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of such Person and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties, and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business in each case as set forth in the consolidated financial statements of such Person prepared in accordance with GAAP (excluding any adjustments made pursuant to Financial Standards Accounting Board (FASB) Accounting Standards Codification (ASC) 815.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the company or any if its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing, storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of, oil, gas and other minerals and products produced in association therewith; and

(4) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Natural Gas Hedging Contract” means any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the company or (b) such Person was merged or consolidated with or into the company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary of the company or the date such Person was merged or consolidated with or into the company or any of its Restricted Subsidiaries, as applicable, either

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the company would be equal to or greater than the Fixed Charge Coverage Ratio of the company immediately prior to such transaction.

“Permitted Business Investments” means Investments of a nature that is or shall have become customary in the Oil and Gas Business, including without limitation investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly traded limited partnerships or limited liability companies.

“Permitted Investments” means:

(1) any Investment in the company (including without limitation through the purchase of notes) or in a Restricted Subsidiary of the company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the company or any Restricted Subsidiary of the company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the company or a Restricted Subsidiary of the company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” including pursuant to clause (7) or (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the company;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Contracts;

(8) guarantees of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) guarantees by the company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the company or any Restricted Subsidiary of the company in the ordinary course of business;

(10) Permitted Business Investments;

(11) Investments that are in existence on the date of the indenture;

(12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the company or any of its Restricted Subsidiaries;

(13) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(14) loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the company or the applicable Restricted Subsidiary and otherwise in compliance with the covenant “—Certain Covenants—Transactions with Affiliates”;

(15) Investments of a Restricted Subsidiary acquired after the date of the indenture or of any entity merged into or consolidated with the company or a Restricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(16) Investments received as a result of a foreclosure by, or other transfer of title to, the company or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed 10% of the company’s Adjusted Consolidated Net Tangible Assets;

provided, however, that with respect to any Investment, the company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing Indebtedness under any Credit Facility that was incurred under clause (1) of the definition of Permitted Debt;

(2) Liens in favor of the company or the Guarantors;

(3) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the company or any Restricted Subsidiary of the company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the company or any Restricted Subsidiary of the company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by the company or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of the indenture other than Liens securing the Credit Facilities;

(8) Liens to secure the performance of leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the company or any Restricted Subsidiary of the company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales;

(11) Liens on pipelines or pipeline facilities that arise by operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements arising in the ordinary course of business of the company and its Restricted Subsidiaries that are customary in the Oil and Gas Business;

(13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of the company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of lndebtedness and Issuance of Preferred Stock”;

(15) Liens securing Obligations of the company or the Guarantors under the notes or the Subsidiary Guarantees, as the case may be, and Liens securing other obligations of the company or the Guarantors under the indenture;

(16) Liens to secure payment and performance of Hedging Contracts of the company or any of its Restricted Subsidiaries;

(17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18) landlords’, operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, workers’, construction or like Liens arising by contract or statute in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties, each of which is in respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(19) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, statutory obligations, regulatory obligations and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation, old age pension or public liability obligations;

(20) any attachment or judgment Lien that does not constitute an Event of Default;

(21) survey exceptions, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the company or any of its Restricted Subsidiaries;

(22) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(23) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the company and its Restricted Subsidiaries in the ordinary course of business;

(24) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the company and its Restricted Subsidiaries, taken as a whole;

(25) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “—Certain Covenants—Restricted Payments”;

(27) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(28) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(29) Liens incurred in the ordinary course of business of the company or any Restricted Subsidiary of the company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (29) does not exceed the greater of (a) $15.0 million and (b) 1.5% of the company’s Adjusted Consolidated Net Tangible Assets; and

(30) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture and incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of the company or any of its Restricted Subsidiaries or any Disqualified Stock of the company incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the company, provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or amount of the Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired (plus all accrued and unpaid interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired;

(3) if the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the company if the company is the issuer or other primary obligor on the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired.

Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities shall be subject to the refinancing provision of the definition of Credit Facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the company or a Restricted Subsidiary of the company to any Person of a royalty, overriding royalty, net profits interest, production payment

(whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the company or a Subsidiary of the company.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

(1) all Indebtedness of the company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the company or any of its Restricted Subsidiaries to the company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the company’s Obligations under the indenture and on the notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the company that is designated by the Board of Directors of the company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the company or any of its Restricted Subsidiaries;

(2) except as permitted by the “Transactions with Affiliates” covenant, is not party to any agreement, contract, arrangement or understanding with the company or any Restricted Subsidiary of the company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the company;

(3) is a Person with respect to which neither the company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants-Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate amount of such Indebtedness or Disqualified Stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We are the borrower under a revolving credit facility. Our revolving credit facility is syndicated with 13 lenders, with Royal Bank of Canada serving as Administrative Agent.

Our revolving credit facility provides for a commitment equal to the lesser of the facility amount or the borrowing base. At March 31, 2015, the facility amount was $750 million, the borrowing base was $550 million and there was a $338 million outstanding balance at a weighted average interest rate of 2.17% and $212 million of borrowing capacity available thereunder. We amended our revolving credit facility in connection with the offering of the original notes to permit the issuance by us of up to $250 million of “permitted additional indebtedness.” In addition, the amendment allows us to issue such additional indebtedness without a related reduction in our borrowing base.

Our revolving credit facility matures on September 30, 2018 and provides for a borrowing base subject to redetermination semi-annually each April and October and for event-driven unscheduled redeterminations. In April 2015, the $550 million borrowing base on our revolving credit facility was reaffirmed by the lenders.

Borrowings under our revolving credit facility can either be at the Alternate Base Rate (as defined therein) plus a spread ranging from 0.5% to 1.5% or LIBOR borrowings at the Adjusted LIBOR Rate (as defined therein) plus a spread ranging from 1.5% to 2.5%. The applicable spread at any time is dependent on the amount of borrowings relative to the borrowing base at such time. We may elect, from time to time, to convert all or any part of our LIBOR loans to base rate loans or to convert all or any of our base rate loans to LIBOR loans. A commitment fee is paid on the undrawn balance based on an annual rate of either 0.375% or 0.50%. At March 31, 2015, the commitment fee was 0.5% and the interest rate margin was 2.0% on LIBOR loans and 1.0% on base rate loans.

Our revolving credit facility contains negative covenants that limit our ability to, among other things, pay any cash dividends, incur additional indebtedness, sell assets, enter into certain hedging contracts, change the nature of our business or operations, merge, consolidate, or make certain investments. In addition, we are required to maintain a current ratio (as defined therein) of no less than 1.0 to 1.0, a ratio of secured debt to EBITDAX (as defined therein) of no greater than 2.5 to 1.0 and a ratio of EBITDAX to interest expense (as defined therein) of no less than 2.5 to 1.0. We were in compliance with the financial covenants of our revolving credit facility at March 31, 2015.

8.000% Senior Notes Due 2020

On May 18, 2012, we issued at par $300 million aggregate principal amount of 8.000% senior unsecured notes due June 1, 2020, which we refer to as the original existing notes. On May 13, 2013, we issued at a price of 105.25% an additional $200.0 million aggregate principal amount of 8.000% senior unsecured notes due June 1, 2020, which we refer to as the follow-on notes. We refer to the follow-on notes and the original existing notes together as the existing notes. The existing notes were issued pursuant to and are governed by an Indenture, dated as of May 18, 2012, by and between us and Wilmington Trust, National Association, as trustee.

Interest is payable on the existing notes semi-annually in arrears on each of June 1 and December 1. We do not currently have any subsidiaries and, as a result, the existing notes are not guaranteed. Any subsidiaries we form in the future may be required to unconditionally guarantee, jointly and severally, payment obligations under the existing issued notes on a senior unsecured basis. The issuance of the original existing notes resulted in net proceeds to us of approximately $291.2 million and the issuance of the follow-on notes resulted in net proceeds to us of approximately $200.1 million, which were used to fund our exploration, development and acquisition program and for general corporate purposes (including repayment of borrowings that were outstanding under our revolving credit facility at the time the existing notes were issued). The terms of the existing notes are substantially the same as the terms of the original notes and the exchange notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange, ownership and disposition of the exchange notes issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, final, temporary and proposed Treasury regulations promulgated under the Code, administrative rulings and judicial decisions, each as in effect and available as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the exchange notes are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and holders purchased the exchange notes upon their initial issuance pursuant to this prospectus at the exchange notes’ “issue price,” which is the first price at which a substantial amount of the exchange notes is sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary also does not address U.S. federal estate or gift tax considerations or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies, real estate investment trusts or grantor trusts;

•	dealers in securities, currencies or commodities;

•	persons that will own notes through partnerships or other pass-through entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent set forth below);

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other integrated or risk reduction transaction.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the exchange notes, the tax treatment of the partnership or a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the exchange notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the exchange notes.

THIS SUMMARY THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Exchange of Original Notes for Exchange Notes

An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their original notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the exchange notes. The material U.S. federal income tax consequences to “non-U.S. holders” of the exchange notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of an exchange note that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Accrual of Interest

Interest on the exchange notes will generally be taxed to U.S. holders as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s regular method of accounting for federal income tax purposes. Special rules governing accrual of original issue discount on the exchange notes are described under “Original Issue Discount” below.

Original Issue Discount

An exchange note will be issued with original issue discount (“OID”) for U.S. federal income tax purposes if its stated redemption price at maturity exceeds its issue price by more than a statutory de minimis amount as defined below. The stated redemption price at maturity of an exchange note is the total amount of all payments to be made under the exchange note other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate or at certain variable rates that properly take into account the length of intervals between payments. The stated interest on the exchange notes will qualify as qualified stated interest. Because the issue price of the exchange notes was less than the stated redemption price at maturity by more than a de minimis amount, the exchange notes will be issued with OID for U.S. federal income tax purposes.

In addition to recognizing stated interest, a U.S. holder of an exchange note will be required to include such OID in gross income for federal income tax purposes as it accrues (regardless of such holder’s method of accounting), in accordance with a constant-yield method based on a compounding of interest, in advance of receipt of the cash payments attributable to such income. A U.S. holder must include in income in each taxable year the sum of the daily portions of OID for each day on which the U.S. holder held the exchange note during the taxable year, regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. The amount of OID allocable to an accrual period will equal the product of the exchange note’s adjusted issue price at the beginning of the accrual period and the exchange note’s yield to maturity (adjusted to reflect the length of the accrual period), less the amount of any stated interest allocable to the period. An exchange note’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such exchange note accrued for each prior accrual period. An exchange note’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the exchange note, produces an amount equal to the exchange note’s original issue price. An accrual period may be of any length and the length of the accrual periods may vary over the life of the exchange note, provided that no accrual period may be longer than one year. Each scheduled payment of interest or principal on the exchange note must occur on either the first day or last day of an accrual period.

A U.S. holder of an exchange note may elect to include in income all interest and OID that accrues on the U.S. holder’s exchange note using the constant-yield method described above. Generally, this election will apply only to the exchange note for which the U.S. holder makes such election and may be revoked only with the consent of the IRS.

Taxable Disposition of Exchange Notes

A U.S. holder who disposes of an exchange note by sale, taxable exchange for other property, or upon retirement of the exchange note, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition, not including any amount attributable to accrued but unpaid interest which will be taxable as interest income as described above to the extent not previously included in income, and the U.S. holder’s adjusted tax basis in the exchange note. In general, the U.S. holder’s adjusted tax basis in an exchange note will be equal to the purchase price of the note paid by the U.S. holder, increased by any accrued OID that the U.S. holder previously included in income with respect to the exchange note. Gain or loss realized on the sale, exchange or retirement of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. For individuals, long-term capital gains generally are taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U. S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include interest income (including any OID) and net gain from the disposition of the exchange notes, unless such interest income and net gain are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the exchange notes.

Backup Withholding and Information Reporting

Payments of interest (including any OID) and principal on the exchange notes and the proceeds received upon the sale or other disposition (including a redemption) of such exchange notes may be subject to information reporting and backup withholding. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. Payments to a U.S. holder will be subject to backup withholding tax if such holder is not otherwise exempt and:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	we are notified by the IRS that the U.S. holder is subject to backup withholding because it has failed to properly report payments of interest (including any OID) or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

The amount of any reportable payments, including reportable payments of interest (including any OID), made to a U.S. holder that is not exempt and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. holder and to the IRS for each calendar year.

A U.S. holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund so long as they timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. The term “non-U.S. holder” means a beneficial owner of an exchange note that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Special rules may apply to certain non-U.S. holders such as “passive foreign investment companies” or “controlled foreign corporations.” Such entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest and OID

The U.S. federal withholding tax of 30% will not apply to any payment of interest (including any OID) on an exchange note to a non-U.S. holder provided that:

•	such payments are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	the non-U.S. holder is not a bank that received such exchange note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or Form W-8BEN-E (or a successor form)) or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the exchange note on its behalf and certifies, under penalties of perjury, that it or a financial institution between it and the holder, has received from the holder, a statement, under the penalties of perjury, that the holder is not a U.S. person, and, in certain circumstances, provides a copy of the statement or (c) the non-U.S. holder holds exchange notes through certain foreign intermediaries or certain foreign partnerships that satisfy the requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest (including any OID) will be subject to the 30% U.S. federal withholding tax, unless it provides the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or Form W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that interest (including any OID) paid on the exchange note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If a non-U.S. holder is engaged in a trade or business in the United States and interest (including any OID) on an exchange note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, the holder maintains a U.S. permanent establishment to which such interest is attributable), it will be required to pay U.S. federal income tax on that interest (including any OID) on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if it was a U.S. holder, except as otherwise provided by an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including any OID) on an exchange note generally will be included in the earnings and profits of such foreign corporation if the interest is effectively connected with the conduct by such foreign corporation of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of Exchange Notes

Any gain realized upon the sale, exchange, redemption or other taxable disposition of an exchange note (except with respect to accrued and unpaid interest and OID, which would be taxable as interest and may be subject to the rules described above under “Payments of Interest and OID”) generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net basis generally in the same manner as if the holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on the gain, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

Backup withholding will generally not apply to payments of interest (including any OID) made by us or our paying agents, in their capacities as such, if a non-U.S. holder has provided the required certification that it is not a U.S. person as described above. However, certain information reporting may still apply with respect to payments of interest (including any OID) even if certification is provided.

Payments of the proceeds of a disposition (including a redemption) made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain relationships with the United States. A non-U.S. holder will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a disposition (including a redemption) of an exchange note made to or through the United States office of a broker unless it properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability or such holder may claim a refund, provided the required information is furnished timely to the IRS.

Additional Withholding Affecting Taxation of Exchange Notes held by or Through Foreign Entities

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) will impose a 30% withholding tax on withholdable payments (as described below) made to a foreign financial institution (as defined in the Code) whether acting as an intermediary or ultimate recipient of the payment, unless such institution enters into an agreement with the United States Treasury to collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners or otherwise qualifies for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. FATCA also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity (as defined in the Code) unless such entity provides the relevant financial institution with a certification that it does not have any substantial United States owners (as defined in the Code) or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest (including OID) from sources within the United States including payments on the exchange notes, as well as the gross proceeds from the sale or other disposition of any property of a type which can produce interest from sources within the United States unless the payments of interest or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. Under the applicable Treasury regulations, withholding under FATCA currently applies to payments of interest (including OID) on an exchange note, and will apply to payments of gross proceeds from the sale or other disposition of an exchange note on or after January 1, 2017. Investors are urged to consult their own tax advisors regarding the application of withholding under FATCA to the exchange notes.

PLAN OF DISTRIBUTION

We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of original notes who exchanges original notes for exchange notes in the exchange offer generally may offer such exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acknowledges that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

Any broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such original notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus in connection with any resales of the exchange notes received by such broker-dealer in the exchange offer. Accordingly, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (a) 180 days after the date on which the registration statement containing this prospectus is declared effective by the SEC and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities (the “Prospectus Delivery Period”), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during the Prospectus Delivery Period, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

During the Prospectus Delivery Period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) and will indemnify the holders of the notes against certain liabilities, including liabilities under the Securities Act.

The company will not receive any proceeds from the issuance of exchange notes in exchange for the original notes. Notwithstanding the foregoing, we may suspend use of this prospectus by broker-dealers under specified instances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority request an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose; or

•	an event occurs that requires the making of any changes in such registration statement in order to make the statements therein not misleading.

LEGAL MATTERS

Certain legal matters in connection with the offering of the exchange notes will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements incorporated in this prospectus by reference from Northern Oil and Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our oil and gas reserves included or incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

On April 10, 2015, Grant Thornton LLP became the independent registered public accounting firm for the company’s fiscal year ending December 31, 2015. A proposal to ratify this decision was approved by the company’s shareholders at the annual meeting on May 28, 2015.

Offer to Exchange

Up to $200,000,000 Principal Amount of

8.000% Senior Notes due 2020 (CUSIP Nos. 665531 AC3 and U66499 AB7)

for

a Like Principal Amount of

8.000% Senior Notes due 2020 (CUSIP No. 665531 AD1)

that have been registered under the Securities Act of 1933

PROSPECTUS

July 28, 2015